EXHIBIT 11

                        CAPITOL COMMUNITIES CORPORATION

                       Computation of Earnings Per Share

                               Six Months Ended
                                   March 31,

                                           1998          1997
                                           ----          ----
Shares Outstanding Beginning
 Of Period                               7,312,000     7,000,000

Shares Issued During Period
   October 7, 1996                                        38,000
   November 12, 1996                                     150,000
   October 7, 1997                          38,000
   October 20, 1997                         20,000
   October 28, 1997                        (19,000)
   December 31, 1997                        33,500
                                       -----------

Total Outstanding                        7,384,500     7,188,000

Weighted average number of
 shares outstanding                      7,366,830     7,151,000

Shares deemed outstanding from
assumed exercise of stock options            -             -
                                       -----------    ----------
Total                                    7,366,830     7,151,000
                                       ===========    ==========

Earnings (loss) applicable to
 common shares                         $(1,073,396)   $ (646,717)
                                       ===========    ==========

Earnings (loss) per share of
  common stock                         $    (0.146)   $   (0.090)
                                       ===========    ==========

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